Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-134495 on Form S-8 of our report dated January 19, 2006, relating to the consolidated financial statements of Delek US Holdings, Inc. (Company) for the year ended December 31, 2004 included in the Annual Report on Form 10-K for the year ended December 31, 2006. It should be noted that we have not audited any financial statements of the Company subsequent to December 31. 2004, or performed any audit procedures subsequent to the date of our report.

/s/  Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania
March 16, 2007